Exhibit 99.1

NEWS from Carrington
FOR IMMEDIATE RELEASE
For Information Contact:
Carlton E. Turner, Chief Executive Officer
(972) 518-1300

FORMER PRESIDENT AND CEO OF BIOMIRA
ALEX MCPHERSON JOINS CARRINGTON BOARD OF DIRECTORS

IRVING, TEXAS -- June 15, 2007 -- Carrington Laboratories, Inc. (Nasdaq:  CARN) today announced that Dr. Alex McPherson, former President and CEO of Biomira, has been elected to the Company's board of directors. McPherson, 68, joins the existing six-member board. Dr. McPherson assumed his position as President and CEO of Biomira, a biotechnology company focusing on cancer management, in late 1991, after serving on its board of directors for several years. He retired from Biomira in May 2006.

Mr. George DeMott, chairman of Carrington's board of directors, stated, "Our nasal H5N1 bird flu program is at the clinical development stage where Dr. McPherson, a seasoned clinical veteran from within the biotech industry, can give us the clinical and regulatory guidance necessary to ensure the timely completion of our Phase I clinical trial. Carrington's DelSite subsidiary's nasal powder delivery system, which is preservative-free, needleless, requires no cold storage and can easily be distributed domestically and internationally, has the potential to totally change how vaccines and therapeutics are delivered. Dr. McPherson's clinical base will be buttressed by Dr. Ronald Blanck, former Surgeon General of the U.S. Army, and who also serves on Carrington's Board."

Dr. McPherson commented, "I am delighted to join Carrington. With its outstanding pipeline of products, particularly the vaccine products which are directed at major unmet medical needs, I hope to add to Carrington's already considerable expertise."

Dr. McPherson received his M.D. from the University of Alberta in 1962 and was granted a full Professorship of Medicine in 1977. His specialty training in immunology and Ph.D. were conducted in Australia from 1964 to 1969. He later served as Deputy Minister of Alberta - Hospitals and Medical Care, Deputy Commissioner and Executive Director of the Premier's Commission on Future Health Care for Albertans and is a Fellow of the Canadian, Australasian, and American Colleges of Physicians and Surgeons, as well as a member of several boards of director.

About Carrington

Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol® and cosmetic raw material Hydrapol™. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-Q, filed May 15, 2007.

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